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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 17, 2005

among

COMPUTER NETWORK TECHNOLOGY CORPORATION,

MCDATA CORPORATION

and

CONDOR ACQUISITION, INC.

TABLE OF CONTENTS1

The Table of Contents is not a part of this Agreement

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AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 17, 2005 among Computer Network Technology Corporation, a Minnesota corporation (the "Company"), McDATA Corporation, a Delaware corporation ("Parent"), and Condor Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

        The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.

        (a)   The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of October 31, 2004 and the footnotes thereto set forth in the Company 10-Q.

        "Company Balance Sheet Date" means October 31, 2004.

        "Company Convertible Notes" means the Company's 3% Convertible Subordinated Notes due February 15, 2007.

        "Company Stock" means the Common Stock, $0.01 par value per share, of the Company.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended January 31, 2004.

        "Company 10-Q" means the Company's quarterly reports on Form 10-Q for the quarters ended April 30, 2004, July 31, 2004 and October 31, 2004.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated as of December 3, 2004 between Parent and the Company.

        "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), binding treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property Rights" means collectively, any and all of the world wide intangible rights and interests, including, but not limited to (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) technology, including software (including source code, object code, firmware, operating systems, specifications, scripts, algorithms, development tools, applications, designs and all other work products or research and development related thereto), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law, and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

        "International Plan" means any Employee Plan covering any current or former employee or director located outside of the United States.

        "ISRA" means the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder.

        "Knowledge" of any Person that is not an individual means (i) the knowledge of the Officers, directors and executive management of such Person and the Officers, directors and executive management of that Person's Subsidiaries after reasonable due inquiry, or (ii) the actual knowledge of the Officers, directors and executive management of such Person and the Officers, directors and executive management of that Person's Subsidiaries.

        "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means, with respect to any Person, any change, event, effect, occurrence, circumstances or state of facts that is or could (i) reasonably be expected to be materially adverse to the business (including the continued operation thereof in accordance with past practices), operations, assets, liabilities, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries, taken as a whole, including but not limited to, any materially adverse restatements of such Persons financial statements or (ii) reasonably be expected to materially impair the ability of such Person to perform its obligations under this Agreement; provided, however, that any such effect that results directly from (i) any action required or expressly contemplated to be taken pursuant to this Agreement, (ii) any failure to meet internal projections or forecasts in and of itself, (iii) changes, events or occurrences (A) in the United States securities markets, (B) arising from or relating to general business or economic conditions, or (C) affecting the storage networking industry generally, which changes, events or occurrences are not specific to and have not had and would not reasonably be expected to have a substantial or disproportionate impact on such Person and its Subsidiaries, (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, (v) any adverse effects from the litigation in In re Initial Public Offering Securities Litigation, (vi) any adverse change in the price of the capital stock or revenue of such Person attributable to the announcement or pendency of the transactions contemplated by this Agreement, or (vii) any litigation (excluding litigation based on facts known to the Board of Directors or executive officers and not disclosed to the other party hereto) brought or threatened by such Person's shareholders or stockholders based upon the announcement or the entering into of this Agreement by such Person, shall not be deemed in themselves to constitute a Material Adverse Effect.

        "Minnesota Law" means the Business Corporation Act of the State of Minnesota.

        "1933 Act" means the Securities Act of 1933, as amended.

        "1934 Act" means the Securities Exchange Act of 1934, as amended.

        "NJDEP" means the New Jersey Department of Environmental Protection.

        "Officer" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

        "Owned Intellectual Property Rights" means all Intellectual Property Rights owned by either the Company or any Subsidiary.

        "Parent Balance Sheet Date" means October 31, 2004.

        "Parent Stock" means the Class A Common Stock, $0.01 par value per share, of Parent.

        "Parent Class A Stock" means the Class A Common Stock, $0.01 par value per share, of Parent.

        "Parent Class B Stock" means the Class B Common Stock, $0.01 par value per share, of Parent.

        "Parent Convertible Notes" means Parent's 2 1/4% Convertible Subordinated Notes Due 2010.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended January 31, 2004.

        "Parent 10-Q" means Parent's quarterly reports on Form 10-Q for the quarters ended April 30, 2004, July 31, 2004 and October 31, 2004.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. The term "Subsidiary" shall include all Subsidiaries of such Subsidiaries.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Voting Agreement" means the agreement dated as of the date hereof among Parent and each of the Company's directors and executive officers, the form of which is attached hereto as Exhibit A.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        (b)   Each of the following terms is defined in the Section set forth opposite such term

ARTICLE 2
THE MERGER

        Section 2.01.    The Merger.

        (a)   The closing of the Merger and the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, at the principal place of business of Parent (the "Closing Date").

        (b)   At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Minnesota Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation and a wholly-owned subsidiary of Parent (the "Surviving Corporation"); provided, however, that subsequent to the date hereof Parent may revise the structure of the Merger so long as such restructuring shall have no detrimental effect to the shareholders of the Company.

        (c)   At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Secretary of State of Minnesota and make all other filings or recordings required by Minnesota Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as such articles of merger are duly filed with the Secretary of State of Minnesota (or at such later time as may be specified in such articles of merger).

        (d)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Minnesota Law.

        Section 2.02.    Conversion of Shares.

        At the Effective Time,

        (a)   except as otherwise provided in Section 2.02(b), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.3 shares of Parent Stock (the "Exchange Ratio") (together with cash in lieu of fractional shares of Parent Stock as specified below, the "Merger Consideration");

        (b)   each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (c)   each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

        (d)   subject to Section 6.07, the outstanding Company Convertible Notes shall become convertible into that number of shares of Parent Stock that would have been issued if the Company Convertible Notes had been converted into Company Stock immediately prior to the Effective Time.

        Section 2.03.    Surrender and Payment.

        (a)   Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock (the "Certificates"). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

        (b)   Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by that Certificate. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

        (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

        (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock one year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities.

        Section 2.04.    Stock Options; Stock-Based Awards.

        (a)   At the Effective Time, Parent will assume the Company Equity Plans (as defined below) in accordance with the terms thereof. Except as provided in Section 2.04(b), at the Effective Time each of the then outstanding options to purchase shares of Company Stock under any Company Equity Plan (a "Company Stock Option"), whether or not exercisable or vested, shall be assumed by Parent and shall be converted into, and be deemed to constitute an option (an "Adjusted Option") to acquire, that number of shares of Parent Stock equal to (x) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio and (ii) the per share exercise price for shares of Parent Stock issuable upon exercise of each such Adjusted Option shall be equal to (1) the exercise price per share of Company Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (2) the Exchange Ratio, and rounding up to the nearest whole cent; provided that any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to Company Stock Options shall be rounded up to the nearest whole share; provided further that, for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. The Adjusted Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time; provided that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof.

        (b)   Except as provided in Section 2.04(d), at the Effective Time each of the then outstanding Restricted Stock Units ("RSUs") and Deferred Stock Units ("DSUs") issued under any Company Equity Plan (a "Company Stock Unit"), whether or not vested, shall be assumed by Parent and shall be converted into, and be deemed to constitute a right to be issued that number of shares of Parent Stock equal to (x) the number of shares of Company Stock covered by the Company Stock Unit immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (an "Adjusted Stock Unit"). An Adjusted Stock Unit shall be subject to the same terms and conditions (including restrictions, vesting and deferral provisions) as were applicable to the corresponding Company Stock Units immediately prior to the Effective Time; provided that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof.

        (c)   Except as provided in Section 2.04(d), at the Effective Time each then outstanding share of Restricted Stock under any Company Equity Plan ("Company Restricted Stock"), whether or not vested, shall be converted into that number of shares of Parent Stock equal to (x) the number of shares of Company Restricted Stock multiplied by (y) the Exchange Ratio ("Adjusted Restricted Stock"). The Adjusted Restricted Stock shall be subject to the same terms and conditions (including vesting and other restrictions) as were applicable to the corresponding Company Restricted Stock immediately prior to the Effective Time; provided that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof.

        (d)   Prior to the Effective Time, the Company shall make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04. As soon as practicable following the date of this Agreement, the Company (or, if appropriate, the Board of Directors of the Company or any committee of the Board of Directors of the Company administering the Company Equity Plans) shall take such action as may be required or desirable to effect the provisions of this Section 2.04, including taking such action as is necessary to avoid the acceleration of the vesting of options or any other grant under the Company Equity Plans, except with respect to any grants, awards or agreements set forth on Section 4.17(f) of the Company Disclosure Letter (as defined below). Except for Non-Qualified Replacement Options granted pursuant to Section 7.11 of the Amended and Restated Inrange Technologies Corporation 2000 Stock Compensation Plan ("Reload Options"), prior to the Effective Time, the Company shall take all necessary or appropriate action (including amending any of the Company Equity Plans and related award agreements or making adjustments as permitted thereby) to preclude the grant of any additional options or other awards of any type under any of the Company Equity Plans or otherwise from and after the Effective Time.

        (e)   Parent shall take such actions as are reasonably necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is reasonably necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC within 15 Business Days after the Effective Time a registration statement on Form S-8 with respect to the Adjusted Options.

        Section 2.05.    Adjustments.

        If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        Section 2.06.    Fractional Shares.

        No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock or Company Restricted Stock or of Company Stock Units would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the Nasdaq National Market on the trading day immediately preceding the date of the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

        Section 2.07.    Withholding Rights.

        Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        Section 2.08.    Lost Certificates.

        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

        Section 3.01.    Articles of Incorporation.

        Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law; provided that the name of the Surviving Corporation shall be amended to become "Computer Network Technology Corporation".

        Section 3.02.    Bylaws.

        The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        Section 3.03.    Directors and Officers.

        From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent that except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company concurrently with entering into this Agreement (the "Company Disclosure Letter"):

        Section 4.01.    Corporate Existence and Power.

        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered or otherwise made available to Parent or its representatives true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

        Section 4.02.    Corporate Authorization.

        The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger or any transaction contemplated herein. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally. At a meeting duly called and held, the Company's Board of Directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's shareholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby and unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this Agreement by the Company's shareholders.

        Section 4.03.    Governmental Authorization.

        Except as set forth in Section 4.03 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of articles of merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        Section 4.04.    Non-Contravention.

        Except as set forth in Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries individually or in the aggregate, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to be, individually or in the aggregate, material to the Company or materially impair the ability of the Company to consummate the actions contemplated by this Agreement.

        Section 4.05.    Capitalization.

        (a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock, 40,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, and 965,000 shares of undesignated Preferred Stock. As of January 7, 2005, there were outstanding 28,907,449 shares of Company Stock, no shares of Series A Junior Participating Preferred Stock, no shares of Preferred Stock and employee stock options to purchase an aggregate of 9,115,238 shares of Company Stock (of which options to purchase an aggregate of 5,885,732 shares of Company Stock were exercisable), 115,053 RSU's, each representing the right to receive one share of restricted stock subject to the terms of the RSU grant agreement, and 56,000 DSU's, each representing the right to receive one share of Company Stock subject to the terms of the DSU grant agreement. As of January 7, 2005, there was outstanding $124,350,000 in principal amount of Company Convertible Notes, convertible as of such date into 6,486,698 shares of Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company's 1992 Stock Award Plan, its 1997 Stock Award Plan, its 1999 Non-Qualified Stock Award Plan, its 2002 Stock Award Plan, the Amended and Restated Inrange Technologies Corporation 2000 Stock Compensation Plan, and its 1992 Employee Stock Purchase Plan, in each case, as amended (the "Company Equity Plans"), will be, and all shares that may be issued upon conversion of the Company Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of capital stock of the Company. None of the Company, nor any of its Subsidiaries or Affiliates, are party to or obligated under any contract, agreement or arrangement regarding the voting of any capital stock of the Company. To the Knowledge of the Company, there are no voting trusts, proxies or other voting arrangements or understandings with respect to the capital stock of the Company.

        (b)   Except as set forth in Section 4.05(a) and for changes since January 7, 2005 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) warrants, subscription rights, options, stock appreciation rights, phantom equity or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries, contingent or otherwise, to sell, repurchase, redeem or otherwise acquire any of the Company Securities. Section 4.05(b) of the Company Disclosure Letter sets forth the identity of the holder, amount, grant date, vesting schedule, acceleration rights and description of any and all options, warrants and any other rights of employees, officers, directors, contractors, consultants and third parties to exercise for or otherwise acquire any securities of the Company.

        Section 4.06.    Subsidiaries.

        (a)   Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K except for subsequent changes thereto set forth in Section 4.06(a) of the Company Disclosure Letter.

        (b)   Except as set forth in Section 4.06(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as set forth in Section 4.06(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        Section 4.07.    SEC Filings.

        (a)   The Company has delivered or otherwise made available to Parent true and complete copies of (i) the Company's annual reports on Form 10-K for its fiscal years ended January 31, 2004, 2003 and 2002, (ii) the Company 10-Q for its fiscal quarters ended April 30, 2003, July 31, 2004 and October 31,2004 (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since January 31, 2004, and (iv) all of its other reports, statements, schedules and registration statements (and all exhibits, attachments, schedules and appendixes filed with the foregoing) filed with the SEC since January 31, 2004 (the documents referred to in this Section 4.07(a), collectively, the "Company SEC Documents"). The Company has timely filed all forms, reports and documents required to be filed by the Company pursuant to any relevant securities statutes, regulations and rules. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any forms, reports or registration statements with the SEC, any state or other local securities regulatory agency.

        (b)   As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        Section 4.08.    Financial Statements.

        (a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        (b)   The books and records of the Company and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of the Company and its Subsidiaries and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company filed with the Company 10-K and the Company 10-Q. The Company has (i) designed and maintains disclosure controls and procedures (as defined in the 1934 Act) to ensure that material information relating to the Company and its Subsidiaries is made known to management of the Company by others within those entities, in a timely manner, and that no changes are required at this time, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of the Company and its Subsidiaries. The management of the Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company's Board of Directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. A summary of any such disclosure made by management to the Company's auditors and audit committee is set forth on Section 4.8(c) of the Company Disclosure Letter. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.

        Section 4.09.    Disclosure Documents.

        (a)   The information regarding the Company or supplied by the Company for inclusion in the Joint Proxy Statement (the "Company Disclosure") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Disclosure contained in the Joint Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        Section 4.10.    Absence of Certain Changes.

        Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed to Parent in writing prior to the date hereof or as set forth in Section 4.10 of the Company Disclosure Letter, there has not been:

        (a)   any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

        (c)   any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any securities of the Company (other than under the Company Equity Plans);

        (d)   any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

        (e)   any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

        (f)    any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset;

        (g)   any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

        (h)   any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

        (i)    any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement or any material recall of or compliance issue with any material products of the Company or any of its Subsidiaries;

        (j)    any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

        (k)   any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) new or increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries or (vi) loans by the Company or its Subsidiaries to any officer, director or any employee, forgiveness of any indebtedness owed by an officer, director or employee to the Company or any of its Subsidiaries or guarantees by the Company or any of its Subsidiaries of any obligations of any officer, director or employee;

        (l)    hiring or termination of any officer, member of senior management or key employee or consultant and the Company and its Subsidiaries currently have no intent to take any such action and to the Knowledge of the Company, no officer, member of senior management or key employee or consultant intends to terminate their employment with the Company or any of its Subsidiaries;

        (m)  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

        (n)   any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

        (o)   any contract, agreement, arrangement or understanding by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (n).

        Section 4.11.    No Undisclosed Material Liabilities.

        Except as set forth in Section 4.11 of the Company Disclosure Letter, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

        (a)   liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, or

        (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.12.    Compliance with Laws and Court Orders.

        Except as set forth in Section 4.12 of the Company Disclosure Letter, the Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that would not reasonably be expected to be material to the Company.

        Section 4.13.    Litigation.

        Except as set forth in Section 4.13 of the Company Disclosure Letter, there is no action, suit, investigation or proceeding (or any basis therefore) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to be material to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

        Section 4.14.    Finders' Fees.

        Except for Lehman Brothers, a copy of whose engagement agreement has been provided or otherwise made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 4.15.    Opinion of Financial Advisor.

        The Company has received the opinion of Lehman Brothers, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

        Section 4.16.    Taxes.

        Except as set forth in Section 4.16 of the Company Disclosure letter:

        (a)   All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

        (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

        (c)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax, Tax asset or Tax Return.

        (d)   During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (e)   Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

        (f)    Section 4.16(f) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries filed or expects to file a Tax Return for the fiscal year ended January 31, 2004.

        (g)   Neither the Company nor any of its Subsidiaries has entered into, participated in or benefited from any transaction described in Treasury Regulation 1.6011-4(b)(2) and has not entered into, participated in or benefited from any other transaction described in Treasury Regulation 1.6011-4(b) that has not been adequately disclosed on the appropriate Tax Return.

        (h)   "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        Section 4.17.    Employee Benefit Plans.

        (a)   Section 4.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, consulting, sales, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans."

        (b)   Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

        (c)   Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

        (d)   Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

        (e)   The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee or independent contractor of the Company or any of its Subsidiaries to severance, bonus, retirement or other similar benefit or payment or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

        (f)    Except as set forth in Section 4.17(f) of the Company Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

        (g)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code and similar provisions of applicable state law and as set forth in Section 4.17(g) of the Company Disclosure Letter.

        (h)   There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 2004.

        (i)    Except as set forth in Section 4.17(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

        (j)    All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

        (k)   Except as set forth in Section 4.17(k) of the Company Disclosure Letter, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

        (l)    The Company has provided or made available to Parent a list and copies of each International Plan set forth in Section 4.17(l) of the Company Disclosure Letter. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the Company Balance Sheet Date the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation; provided, however, that the requirements of the foregoing sentence shall be met with respect to any defined contribution or individual account plan if the value of the account balance is equal to the value of the assets set aside to pay the benefits. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

        Section 4.18.    Environmental Matters.

        (a)   No material notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no penalty has been assessed, and no material investigation, action, claim, suit, proceeding or review (or any basis therefore) is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law.

        (b)   the Company and its Subsidiaries are, and they and their respective predecessors have been, in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits.

        (c)   there are no material liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such material liability.

        (d)   There has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

        Section 4.19.    Tax Treatment.

        Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization"). The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation 1.368-1(d).

        Section 4.20.    Off-Balance Sheet Transactions.

        Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of all of the Company's off-balance sheet arrangements (as defined in SEC Release Nos. 33-8182; 34-47264).

        Section 4.21.    Customers.

        Since January 31, 2004, no customers have cancelled or otherwise terminated or decreased materially, or given any written notice to the Company or any of its Subsidiaries that they intend to cancel or otherwise terminate or decrease materially, their relationship with the Company or such Subsidiary or their usage of the services or products of the Company or such Subsidiary, which cancellation, termination or decrease would, individually or in the aggregate, be material to the Company.

        Section 4.22.    Intellectual Property.

        (a)   Section 4.22(a)(i) of the Company Disclosure Letter contains a true and complete list of each of the registrations and applications included in the Owned Intellectual Property Rights. Section 4.22(a)(ii) of the Company Disclosure Letter contains a true and complete list of each of the inventions that are not, as of the date hereof, the subject of a pending patent application included in the Owned Intellectual Property Rights for which the Company intends to file a patent application, along with a brief description of the invention and a list of the inventors. Section 4.22(a)(iii) of the Company Disclosure Letter contains a true and complete list of all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than inbound "shrink-wrap" licenses and other similar licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $50,000 or less) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

        (b)   The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in and material to, the conduct of the business of the Company as currently conducted as of the date hereof and as proposed by the Company to be conducted. There exist no material restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any material Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

        (c)   Except as set forth on Section 4.22(c) of the Company Disclosure Letter, the Company has not given to any Person a material indemnity in connection with any Intellectual Property Rights.

        (d)   To the Knowledge of the Company and except as set forth in Section 4.22(d) of the Company Disclosure Letter, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third person. Except as set forth in Section 4.22(d) of the Company Disclosure Letter, as of the date hereof, there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. The Company has not received from any third party a written offer to license any Intellectual Property Rights of such third party.

        (e)   None of the Owned Intellectual Property Rights and to the Knowledge of the Company, none of the Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part (and the Company has not received any communications to this effect), and all such Owned Intellectual Property Rights and the Licensed Intellectual Property Rights are valid and enforceable.

        (f)    Except as set forth on Section 4.22(f) of the Company Disclosure Letter, the Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company's licenses under the Licensed Intellectual Property Rights, free and clear of any Lien, other than end-user license agreements from third parties licensed to the Company for "off the shelf" products entered into in the ordinary course of business. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, to the extent provided for, and in accordance with applicable laws and regulations, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company has not failed to take any action necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

        (g)   To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights of the Company has been disclosed other than to employees, representatives and agents of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

        (h)   With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, the Company has no Knowledge of any reason that would reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. Except as set forth in Section 4.22(h) of the Company Disclosure Letter, none of the patents and patent applications included in the Owned Intellectual Property Rights has been the subject of a material interference, protest, public use proceeding or third party reexamination request.

        (i)    The Company has not provided any Person with any proprietary materials and/or confidential information, including, but not limited to, information relating to any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, without execution of a material transfer agreement and/or a confidentiality agreement.

        (j)    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, research or development of the Owned Intellectual Property of the Company and all persons named as "inventors" on any patents or patent applications of the Company, have executed a nondisclosure agreement and have been party to an enforceable agreement or assignment with the Company that grants the full, exclusive and original of the Owned Intellectual Property of the Company to the Company.

        (k)   No Owned Intellectual Property Rights or Licensed Intellectual Property Rights of the Company or any of its Subsidiaries (excluding any third party products or technology bundled, embedded or distributed with such software products or service offerings) are subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental entity materially restricting the use, transfer, or licensing thereof by the Company or any of its Subsidiaries.

        (l)    The execution and consummation of the Merger and the transactions contemplated hereby will not cause the diminution, change, amendment, termination or forfeiture of any of the Owned Intellectual Property or Licensed Intellectual Property of the Company and will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately after the Effective Time.

        Section 4.23.    Agreements, Contracts And Commitments.

        (a)   Except as set forth on Section 4.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i)  any lease or sublease (whether of real or personal property) providing for annual rentals of $250,000 or more;

          (ii)  any agreement for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets providing for either (A) annual payments by the Company or its Subsidiaries of $250,000 or more or (B) aggregate payments by the Company or its Subsidiaries of $250,000 or more;

          (iii)  any license, sales, distribution or other similar agreement (other than agreements with end user customers or agreements to provide services entered into in the ordinary course of business) providing for the sale or license by the Company or any of its Subsidiaries of software, materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company or its Subsidiaries of $250,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $250,000 or more;

          (iv)  any material partnership, joint venture, development, alliance, agency, dealer, sales representative, marketing, distribution, original equipment manufacturer, value added reseller, remarketer, joint marketing, channel partner or other similar agreement or arrangement;

          (v)  any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

          (vii)  except for end-user licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practices, any material option (other than employee stock options), license or franchise;

          (viii)  any software development agreement or other agreement for development or authorship of products and services for the Company or any of its Subsidiaries other than agreements with employees and consultants entered into by the Company or its Subsidiaries in the ordinary course of business;

          (ix)  any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or which would reasonably be expected to so limit the freedom of the Company or any Subsidiary after the Effective Time, including without limitation any agreements containing "most favored nations" or other similar clauses;

          (x)  any mortgages, indentures, loans or credit agreements, security agreements or other written agreements or instruments relating to the borrowing of money or extension of credit, other than those mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments that are not, individually or in the aggregate, material to the Company or any Subsidiary of the Company;

          (xi)  any material agreement with any Affiliate of the Company (or any Subsidiary), with any director or Officer of the Company or any of its Subsidiaries, or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or Officer; or

          (xii)  any agreement with change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or any Subsidiary to make any payment as a result of the consummation of the Merger; or

          (xiii)  any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole other than agreements with end user customers entered into in the ordinary course of business, involving annual payments to the Company and its Subsidiaries in excess of $250,000.

        (b)   Each agreement, contract, instrument, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to this Section 4.23 is referred to as a "Scheduled Agreement" and is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, and is in full force and effect with respect to the Company or any Subsidiary of the Company. Except as set forth on Section 4.23(b) of the Company Disclosure Letter, none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party to any Scheduled Agreement is in default, violation or breach in any material respect under the terms of any such Scheduled Agreement, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a material event of default thereunder. With respect to real property leases set forth on Section 4.23 of the Company Disclosure Letter:

          (i)  there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

          (ii)  the Company or any of its Subsidiaries has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (iii)  to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and been operated and maintained in accordance with applicable laws, rules and regulations; and

          (iv)  all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of the Company's or each of its Subsidiaries' business as currently conducted and as currently proposed to be conducted and for the operation of said facilities.

True and complete copies of each Scheduled Agreement have been made available to Parent.

        Section 4.24.    Antitakeover Statutes and Rights Agreement.

        (a)   The provisions of Section 671 of Minnesota Law do not apply to this Agreement, the Merger, the Voting Agreement or any of the transactions contemplated hereby and thereby, and no other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement, the Merger, the Voting Agreement or any of the transactions contemplated hereby and thereby.

        (b)   The Company has taken all action necessary to render Article V of the Company's Second Restated Articles of Incorporation inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

        (c)   The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company's Rights Agreement dated as of July 23, 1998, as amended, between the Company and Chase Mellon Shareholder Services, L.L.C., inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

        Section 4.25.    Warranty.

        Each product manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), leased, or delivered by the Company or any of its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and the Company or any of its Subsidiaries has no material liability for replacement or repair thereof or other damages in connection therewith other than in the ordinary course of business. No commercially released product manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), leased, or delivered by the Company or any of its Subsidiaries is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.25 of the Company Disclosure Letter sets forth any agreements of the Company or its Subsidiaries which contain terms and conditions of sale or lease (including applicable guaranty, warranty, and indemnity provisions) which are outside of the following parameters: (i) Products: (a) Scope: warranty only covers the product conforming to product specifications and infringement; (b) Duration: up to a three (3) year product warranty for end users or channel partners; (c) Remedies: repair or replace as a remedy and not a refund; or (d) End of Life: no more than five (5) years of support after end of life announcement (other than transactions in Germany which do not exceed eight (8) years and government transactions which do not exceed seven (7) years), or (ii) Software: (a) Scope: 90 day media warranty; (b) Duration: purchase of a maintenance and service contract required for additional coverage; (c) Remedies: repair or replace as a remedy and not a refund; or (d) End of Life: limited to back two versions or twelve (12) months, whichever is greater.

        Section 4.26.    Product Liability.

        To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability arising out of any injury to individuals or property or damages to business operations as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries.

        Section 4.27.    Insurance.

        All of the Company's and each of its Subsidiaries' liability, theft, health, fire, worker's compensation and other forms of insurance, surety bonds and umbrella policies insuring the Company or any of its Subsidiaries and their respective directors, officers, employees, independent contractors, properties, assets and business (the "Policies") are valid and in full force and effect without any premium past due or pending notice of cancellation. There are no claims, singly or in the aggregate, under the Policies (excluding health insurance) in excess of $250,000, which, in any event, are not in excess of the limitations of coverage set forth in the Policies. The Policies are "occurrence" policies and no Policy is a "claims made" policy except as set forth on Section 4.27 of the Company Disclosure Letter. The Company has no Knowledge of any fact indicating that the Polices will not continue to be available to the Surviving Corporation upon substantially similar terms subsequent to the Effective Time. No consent to the transactions contemplated by this Agreement by any of the insurers under the Policies is required for such continued availability. The provision and/or reserves in the Company Balance Sheet are in accordance with GAAP and consistent with past practices for any and all self insurance programs maintained by the Company or any of its Subsidiaries. Section 4.27 of the Company Disclosure Letter sets forth a list of the Policies and self insurance programs maintained by the Company and each of its Subsidiaries and a description of the general terms and coverages thereof.

        Section 4.28.    Title to Properties.

        Except as set forth in Section 4.28 of the Company Disclosure Letter, the Company or any of its Subsidiaries do not own any real property. The Company and each of its Subsidiaries has good and marketable title, free and clear of all material Liens except for (a) mechanic's, materialman's, and similar Liens, (b) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the books of the Company and (c) security interests set forth on Section 4.28 of the Company Disclosure Letter (setting forth the description of the collateral and the secured party), to all of its respective assets and properties reflected in the Company Balance Sheet, or with respect to leased properties and assets, valid leasehold interests therein. All material properties used in the operations of the Company and each of its Subsidiaries are reflected on the Company Balance Sheet to the extent GAAP requires the same to be reflected.

        Section 4.29.    No Rights to Acquire.

        Other than this Agreement, the Company and its Subsidiaries are not a party to, and to the Knowledge of the Company there is no agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, rights of first negotiations to acquire any material assets of the Company or its Subsidiaries or effectuate a merger, consolidation, reorganization or other type of business combination with the Company or any of its Subsidiaries.

        Section 4.30.    No Business Restrictions.

        There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees or officers is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted. The Company or any of its Subsidiaries has not entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business in any material respect.

        Section 4.31.    Real Property Holding Corporation.

        The Company is not, nor has it been within five years of the date hereof, a "United States real property holding corporation" as defined in Section 897 of the Code.

        Section 4.32.    Company Convertible Notes.

        This Agreement and the transactions contemplated hereby, including without limitation the Merger, will not contravene, conflict with, or result in any violation or breach of any provision of the Company Indenture or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under the Company Indenture, or cause or permit the holders of the Company Convertible Notes to have the right to require the Company or Parent to repurchase or purchase, as the case may be, any Company Convertible Notes or otherwise have the right to receive any cash payment in connection therewith.

        Section 4.33.    Representations and Warranties Complete.

        To the Knowledge of the Company, none of the representations or warranties made by the Company herein or in any schedule hereto, including the Company Disclosure Letter, or certificate or other document furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has delivered to Parent, Hensley, Kim & Edgington, LLC, Parent's accountants or Credit Suisse First Boston LLC true, correct and complete copies of all material documents, items and other information responsive to all written requests of Parent, Hensley, Kim & Edgington, LLC, Parent's accountants or Credit Suisse First Boston LLC, as the case may be.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by Parent to the Company concurrently with entering into this Agreement (the "Parent Disclosure Letter"):

        Section 5.01.    Corporate Existence and Power.

        Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore delivered or otherwise made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        Section 5.02.    Corporate Authorization.

        The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent's stockholders in connection with the issuance of Parent Stock in connection with the Merger, have been duly authorized by all necessary corporate action. Under the rules of the Nasdaq National Market, the affirmative vote of the holders of a majority of the total votes cast by the holders of shares of Parent Class A Stock and Parent Class B Stock, voting together as a single class in person or by proxy, is the only vote of the holders of any of Parent's capital stock necessary in connection with the consummation of the Merger or any transaction contemplated herein. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally. At a meeting duly called and held, Parent's Board of Directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent's stockholders, unanimously approved this Agreement and the transactions contemplated hereby and unanimously resolved (subject to the Board's fiduciary duties under applicable law) to recommend approval of the issuance of Parent Stock in connection with the Merger by its stockholders.

        Section 5.03.    Governmental Authorization.

        The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of articles of merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

        Section 5.04.    Non-Contravention.

        Except as set forth in Section 5.04 of the Parent Disclosure Letter, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to be, individually or in the aggregate, material to Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

        Section 5.05.    Capitalization.

        (a)   The authorized capital stock of Parent consists of 250,000,000 shares of Parent Class A Stock, 200,000,000 shares of Parent Class B Stock, 45,000 shares of Series A Junior Participating Preferred Stock and 24,955,000 shares of Preferred Stock. As of December 31, 2004, there were outstanding 81,000,000 shares of Parent Class A Stock, 38,053,515 shares of Parent Class B Stock, no shares of Series A Junior Participating Preferred Stock, no shares of Preferred Stock, employee stock options to purchase an aggregate of 17,637,306 shares of Parent Class B Stock (of which options to purchase an aggregate of 6,345,496 shares of Parent Class B Stock were exercisable) and warrants to purchase an aggregate of 350,000 shares of Parent Class B Stock. As of December31, 2004, there was outstanding $172,500,000 in principal amount of Parent Convertible Notes, convertible as of such date into 16,111,257 shares of Parent Class A Stock. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to Parent's 2001 McDATA Equity Incentive Plan, 2003 McDATA Acquisition Equity Incentive Plan, 2004 McDATA Inducement Equity Incentive Plan, Employee Stock Purchase Plan and Executive Performance Incentive Bonus Plan (the "Parent Equity Plans") will be, and all shares that may be issued upon conversion of the Parent Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

        (b)   Except as set forth in Section 5.05(a) and for changes since December 31, 2004 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent's Board of Directors to be in the best interests of Parent and its stockholders, as of the date of this Agreement there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) warrants, subscription rights, options, stock appreciation rights, phantom equity or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries, contingent or otherwise, to sell, repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

        (c)   The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 5.06.    Subsidiaries.

        (a)   Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K.

        (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

        Section 5.07.    SEC Filings.

        (a)   Parent has delivered or otherwise made available to the Company true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended January 31, 2004 and December 31, 2003 and 2002, (ii) the Parent 10-Q, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since January 31, 2004, and (iv) all of its other reports, statements, schedules and registration statements (and all exhibits, attachments, schedules and appendixes filed with the foregoing) filed with the SEC since January 31, 2004 (the documents referred to in this Section 5.07(a), collectively, the "Parent SEC Documents"). Parent has timely filed all forms, reports and documents required to be filed by Parent pursuant to any relevant securities statutes, regulations and rules. None of Parent's Subsidiaries is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any forms, reports or registration statements with the SEC, any state or other local securities regulatory agency.

        (b)   Except as set forth in Section 5.07 of the Parent Disclosure Letter, as of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

        (c)   Except as set forth in Section 5.07 of the Parent Disclosure Letter, as of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        Section 5.08.    Financial Statements.

        (a)   Except as set forth in Section 5.08 of the Parent Disclosure Letter, the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Filings complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        (b)   Parent's disclosure controls and procedures (as defined in the 1934 Act) are adequate to ensure that material information relating to Parent and its Subsidiaries is made known to Parent in a timely manner, and that no changes are required at this time. There have been no significant changes in Parent's internal controls or in other factors that could significantly affect Parent's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.

        (c)   The books and records of Parent and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Parent and its Subsidiaries and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Parent filed with the Parent 10-K and the Parent 10-Q. Parent has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Parent and its Subsidiaries is made known to management of Parent by others within those entities, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries. The management of Parent has disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of Parent's board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. A summary of any such disclosure made by management to Parent's auditors and audit committee is set forth on Section 5.08(c) of the Parent Disclosure Letter.

        Section 5.09.    Disclosure Documents.

        (a)   The Registration Statement and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the

Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by the Company in writing specifically for use therein.

        (b)   The information regarding the Parent or supplied by the Parent for inclusion in the Joint Proxy Statement (the "Parent Disclosure") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on the issuance of Parent Stock in connection with the Merger and at the Effective Time, the Parent Disclosure contained in the Joint Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        Section 5.10.    Absence of Certain Changes.

        Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Company in writing prior to the date hereof, there has not been:

        (a)   any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

        (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

        (c)   any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any securities of the Company (other than under the Parent Equity Plans);

        (d)   any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

        (e)   any change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; or

        (f)    any contract, agreement, arrangement or understanding by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (e).

        Section 5.11.    Compliance with Laws and Court Orders.

        Parent and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not reasonably be expected to be material to Parent.

        Section 5.12.    Finders' Fees.

        Except for Credit Suisse First Boston LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 5.13.    Opinion of Financial Advisor.

        Parent has received the opinion of Credit Suisse First Boston LLC, financial advisors to Parent, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view.

        Section 5.14.    Tax Treatment.

        Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

        Section 5.15.    Litigation.

        Except as set forth in Section 5.15 of the Parent Disclosure Letter, there is no action, suit, investigation or proceeding (or any basis therefore) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to be material to Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

        Section 5.16.    Parent Intellectual Property.

        For the purposes of this Agreement, "Parent Intellectual Property" shall mean any Intellectual Property Rights that are owned by or exclusively licensed to Parent or any of its Subsidiaries and used in Parent's business as currently conducted.

        (a)   No Parent Intellectual Property Parent or any of its Subsidiaries (excluding any third party products or technology bundled, embedded or distributed with such software products or service offerings) are subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental entity materially restricting the use, transfer, or licensing thereof by Parent or any of its Subsidiaries.

        (b)   Other than Parent Intellectual Property licensed to Parent by a third party, Parent owns each material item of Parent Intellectual Property free and clear of any Lien (excluding related restrictions granted in the ordinary course) that would reasonably be expected to materially interfere with the use by Parent of such Parent Intellectual Property. Parent has all rights to use the Parent Intellectual Property licensed to Parent by a third party pursuant to a valid and enforceable license.

        (c)   The operation of the business of Parent and its Subsidiaries as such business currently is conducted by Parent or any of its Subsidiaries, including, without limitation, (i) Parent's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its Subsidiaries and (ii) Parent's use of any product, device or process, does not infringe or misappropriate the Intellectual Property Rights of any third party in any jurisdiction, in each case other than as would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.17.    Agreements, Contracts and Commitments.

        Neither Parent nor any of its Subsidiaries, nor, to Parent's knowledge, any other party to a Parent Contract (as defined below) is in breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its Subsidiaries is a party or by which they are bound (any such agreement, contract or commitment, a "Parent Contract"), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.18.    Customers.

        Although since January 31, 2004, Parent has experienced, from time to time, the cancellation of large orders from its material OEM and reseller customers that impact forecasted revenue, Parent has not cancelled or otherwise terminated any of its material OEM or reseller contracts and has not received any written notice from any of its material OEM or reseller channel customers that any such customer intends to cancel or otherwise terminate its customer relationship with Parent.

ARTICLE 6
COVENANTS OF THE COMPANY

        The Company agrees that:

        Section 6.01.    Conduct of the Company.

        Except as set forth in Section 6.01 of the Company Disclosure Letter, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with suppliers, distributors, customers or other third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, from the date hereof until the Effective Time:

        (a)   the Company shall not adopt or propose any change to its articles of incorporation or bylaws;

        (b)   the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

        (c)   the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, grant an interest in, transfer, mortgage, pledge or create any other material Lien on or otherwise dispose of any material Subsidiary or any material amount of assets (including any Owned Intellectual Property or Licensed Intellectual Property), securities or property, except in the ordinary course consistent with past practice;

        (d)   except for compensation increases in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to enter into or amend any employment, severance, change-in-control, or similar contract with, or grant any bonus or salary increases or otherwise increase the compensation or benefits provided to, any of their respective employees;

        (e)   the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which shall not be unreasonably withheld), to (i) hire or terminate any officer, member of senior management or key employee or consultant of the Company or take any action which would cause or reasonably be expected to cause such persons to terminate their employment or consulting relationship with the Company, (ii) take any action which would cause or reasonably be expected to cause a material reduction in the number of employees of the Company in any department

(e.g., sales, marketing, engineering, finance, services, etc.) of the Company, or (iii) undertake reductions in force;

        (f)    the Company shall not, and shall not permit any of its Subsidiaries to issue, sell, pledge or otherwise dispose of, or create any Lien on, any capital stock owned by it in any of its Subsidiaries or issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or any other securities of the Company or any rights to acquire any securities of the Company, except upon exercise of Company Stock Options outstanding on the date hereof, settlement of any RSU's or DSU's outstanding on the date hereof, conversion of the Company Convertible Notes outstanding on the date hereof, purchase as permitted under and in accordance with the Company's Employee Stock Purchase Plan, grants of Company Stock Options under the Company Equity Plans in the ordinary course of business consistent with past practice in accordance with the Company's option grant guidelines previously provided to Parent and with five (5) Business Days prior written notice to Parent (excluding any grants or awards of RSU's, DSU's, Company Restricted Stock, containing Reload Options or any other grants or awards for which vesting shall accelerate at the Effective Time), pursuant to any Reload Options outstanding on the date of this Agreement and amendments to Employee Plans to comply with federal tax law amendments, each in accordance with their respective terms, or effect any stock split, reverse stock split or reclassify or otherwise change its capitalization from that reflected in Section 4.05, or, other than acceptance of shares of Company Restricted Stock from employees of the Company to pay withholding taxes upon vesting and issuance of such shares of Company Restricted Stock, redeem, repurchase or otherwise acquire any shares of its capital stock, or declare or pay any dividends on or make any other distributions in respect of any capital stock;

        (g)   except for any grants, awards or agreements set forth on Section 4.17(f) of the Company Disclosure Letter and pursuant to any Reload Options outstanding on the date of this Agreement, each in accordance with their respective terms, the Company shall not, and shall not permit any of its Subsidiaries to grant, award or allow the accelerated vesting of any options, warrants, conversion rights or other rights to acquire any shares of the capital stock of the Company or any of its Subsidiaries, or enter into any other arrangement relating to such capital stock or amend the terms of any Company compensation or benefit plans (other than amendments to comply with Federal tax law) or adopt any new plan, program, policy or arrangement providing for compensation or employee benefits of any kind;

        (h)   the Company shall not, and shall not permit any of its Subsidiaries to incur, create, assume or otherwise become liable for any material indebtedness for borrowed money or guarantee the obligations of any third party, other than personal property leases entered into in the ordinary course of business, consistent with past practice;

        (i)    pay, discharge or satisfy any claim, liability or obligation other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or reflected or reserved against in the Company Balance Sheet or the financial statements filed with the Company 10-K;

        (j)    the Company shall not, and shall not permit any of its Subsidiaries to incur or commit to any capital expenditure, individually or in the aggregate, in excess of the amount set forth in Section 6.01 of the Company Disclosure Letter;

        (k)   the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, (i) enter into any material agreement, contract, instrument, plan, lease, arrangement or commitment other then in the ordinary course of business consistent with past practices, or (ii) violate, terminate, alter, amend or otherwise modify or waive any material provision or term of any Scheduled Agreements;

        (l)    the Company shall not, and shall not permit any of its Subsidiaries to enter into any contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries;

        (m)  the Company shall not, and shall not permit any of its Subsidiaries to implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or the rules and regulations promulgated by the SEC;

        (n)   the Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign or settle any material rights, claim, fee or pending or threatened litigation, or commence, file for or threaten any material dispute or litigation;

        (o)   the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (i) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

        (p)   the Company shall not reprice, or make any exchange offer for any of its outstanding stock options;

        (q)   the Company shall not initiate, adopt or approve any liquidation, dissolution, reorganization or voluntary bankruptcy; and

        (r)   the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.02.    Shareholder Meeting; Proxy Material.

        (a)   The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. The only item on the ballot at the Company Shareholder Meeting shall be approval and the adoption of this Agreement and the Merger. In connection with the Company Shareholder Meeting, the Company shall (i) use all reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to such meeting.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with Section 10 of this Agreement, and in accordance with Section 302A.613 of the Minnesota Law, (i) the Company shall be obligated to call, give notice of and hold the Company Shareholder Meeting regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any failure to make, withdrawal or modification by the Company's Board of Directors of its recommendation pursuant to Section 6.02(a), and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal, or propose to do so.

        Section 6.03.    No Solicitation; Other Offers.

        (a)   Neither the Company nor any of its Subsidiaries shall, nor shall any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

        (b)   Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may engage in negotiations or discussions with any Third Party that, without prior solicitation by or negotiation with the Company has made a Superior Proposal and furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of such other confidentiality agreement being provided for informational purposes only to Parent). Following receipt of such Superior Proposal, the Company's Board of Directors may fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 6.02 hereof, and/or take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing subsections (i) through (iv) of Section 6.03(a) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice of its legal counsel and financial advisors that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal or from making other disclosures to the Company's shareholders if required under applicable law; provided, however, that any such response shall comply with the other requirements of this Section 6.03.

        (c)   The Board of Directors of the Company shall not take any of the actions referred to in subsections (i) through (iv) of Section 6.03(a) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to keep Parent informed, on a current basis, with respect to such Superior Proposal after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and within one business day in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall provide within one Business Day of receipt a copy of any documentation of the terms of any such inquiry, proposal or offer, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above). The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

        (d)   In the event the Company receives a Superior Proposal, the Company and its Board of Directors shall not take any actions referred to under Section 6.03(b) until the Company has negotiated in good faith with Parent with respect to the terms of the Merger for a period of five (5) Business Days from the date Parent receives written notice of all material terms and conditions of the Superior Proposal (including any documents related thereto) as set forth in Section 6.03(c). In the event the Company subsequently receives any amendments or changes to such Superior Proposal, the Company and its Board of Directors shall not take any actions referred to under Section 6.03(b) until the Company has negotiated in good faith with Parent with respect to the terms of the Merger for a period of five (5) Business Days from the date Parent receives written notice of all material terms and conditions of such original Superior Proposal, as amended or changed (including any documents related thereto) as set forth in Section 6.03(c) and such written notice shall specify if the Company and its Board of Directors intend to take any actions referred to under Section 6.03(b).

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for all or substantially all of the Company's business or assets or at least a majority of the outstanding shares of Company Stock (whether by tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction) on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed.

        Section 6.04.    Tax Matters.

        (a)   Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, except to the extent the Company is required to do so under the Tax Sharing Agreement dated as of September 18, 2000, between SPX Corporation and Island, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

        (b)   The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

        (c)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

        Section 6.05.    Environmental Filings.

        (a)   The Company agrees that, prior to providing any documents or other information to the NJDEP with respect to this Agreement or the transactions contemplated hereby, Parent shall have the right to review and approve the form and substance of any such documents or other information. The Company agrees to pursue and complete any other filing, submission, public notification, investigation, monitoring, testing, evaluation, determination, remediation or other obligation (including providing evidence of financial responsibility or assurance) relating to or resulting from any initial filing made with the NJDEP. Any filings submitted to the NJDEP by the Company shall not impose upon Parent any obligations or liabilities to which Parent shall not have consented in writing.

        (b)   Prior to the Closing, the Company shall obtain and provide to Parent, in respect of each subject operation conducted in, and in respect of each facility or real property owned, leased or operated by the Company located in the State of New Jersey, including, without limitation, the Lumberton, New Jersey facility, evidence of full compliance with the requirements of ISRA. Such evidence shall be in a form satisfactory to Parent in its sole discretion and shall not impose upon Parent any obligations or liabilities to which Parent shall not have consented in writing prior to the Closing.

        Section 6.06.    401(k) Plans.

        If requested by Parent prior to the Effective Time, the Company shall terminate or amend immediately prior to Closing in accordance with Parent's reasonable instructions any and all 401(k) plans sponsored or maintained by the Company or any of its Subsidiaries. Parent shall permit participants in the Company's 401(k) plan to roll over their account balances, including any plan loans other than to officers and directors of the Company, to Parent's 401(k) plan promptly on plan termination or shall otherwise take such actions as are necessary to ensure that such plan loans do not go into default for participants during the time they are continuing employees.

        Section 6.07.    Company Indenture.

        The Company shall take any and all actions necessary to effect the provisions of Section 2.02(d) above pursuant to the Company Indenture.

        Section 6.08.    Retention Plan

        The Company shall promptly after the date of this Agreement make the grants of Restricted Stock to certain of the Company's employees under the Retention Plan as set forth on Section 6.01(5) of the Company Disclosure Letter. Such grants shall be in form reasonably satisfactory to Parent.

        Section 6.09.    Director and Officer Resignations.

        The Company shall use its best efforts to obtain the resignations of all Persons serving as officers and directors of the Company and its Subsidiaries on or prior to the Effective Time.

ARTICLE 7
COVENANTS OF PARENT

        Section 7.01.    Conduct of Parent.

        From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with suppliers, distributors, customers or other third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

        (a)   Parent shall not adopt or propose any change in its certificate of incorporation or bylaws; and

        (b)   Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

        Section 7.02.    Obligations of Merger Subsidiary.

        Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.03.    Voting of Shares.

        Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

        Section 7.04.    Director and Officer Liability.

        Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

        (a)   For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Minnesota Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

        (b)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

        (c)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Minnesota Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        (d)   For a period of six (6) years after the Effective Time, Parent will cause the Company to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however that in no event will Parent or the Company be required to expend in the aggregate for such coverage in excess of 300% of the annual premium (the "Premium Cap") currently paid by the Company; it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such Premium Cap.

        Section 7.05.    Stockholder Meeting; Registration Statement.

        (a)   Parent shall cause a meeting of its stockholders ("Parent Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting approval of the issuance of shares of Parent Stock in the Merger. Subject to its fiduciary duties under applicable law, the Board of Directors of Parent shall recommend to Parent's stockholders their approval of such issuance of shares of Parent Stock. The only items on the ballot at the Parent Stockholder Meeting shall be approval of (i) the issuance of Parent Stock in connection with the Merger, (ii) the amendment of the McDATA 2001 Equity Incentive Plan to increase by not more than three (3) million the number of shares authorized thereunder and to allow for options and equity awards of Parent Class A Stock and (iii) an exchange offer to combine Parent Class A Stock and Parent Class B Stock. In connection with the Parent Stockholder Meeting, Parent shall (i) use all commercially reasonable efforts to obtain the necessary approvals by its stockholders of the issuance of shares of Parent Stock in the Merger and (ii) otherwise comply with all legal requirements applicable to such meeting. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with Section 10 of this Agreement, and in accordance with Section 251(c) of the Delaware General Corporation Law, (i) Parent shall be obligated to call, give notice of and hold the Parent Stockholder Meeting regardless of the commencement, disclosure, announcement or submission to it of any Takeover Proposal (as defined below), or of any failure to make, withdrawal or modification by the Parent's Board of Directors of its recommendation pursuant to Section 7.05(a), and (ii) Parent shall not at the Parent Stockholder Meeting submit to a vote of its stockholders any Takeover Proposal, or propose to do so.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, following receipt of a Takeover Proposal, Parent's Board of Directors may fail to make, withdraw or modify in a manner adverse to the Company, its recommendation to its stockholders referred to in 7.05(a), if the Board of Directors of the Parent determines in good faith by a majority vote, after considering advice of its legal counsel and financial advisors that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of Parent from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to a Takeover Proposal or from making other disclosures to Parent's stockholders if required under applicable law.

        Section 7.06.    Stock Exchange Listing.

        Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

        Section 7.07.    Employees.

        On or as soon as practicable after the Closing Date, employees of the Company that are employed by the Company at the Effective Time shall be considered "Continuing Employees" during the period of time they remain employed by the Company, Parent or a Subsidiary of Parent. Continuing Employees shall be eligible to receive benefits maintained for similarly situated employees of Parent, consistent with Parent's applicable human resources policies, and shall become eligible for 401(k), health and welfare plan benefits upon the later of (i) the Effective Time, or (ii) the loss of eligibility for benefits under the Company's 401(k), health and welfare plans, as the case may be. Parent may, at its discretion, elect to retain some or all of the Company's existing welfare benefit plans indefinitely in lieu of causing the Continuing Employees to be eligible to participate in the equivalent Parent benefit plan. Parent will or will cause the Surviving Corporation or appropriate Subsidiary of Parent to give Continuing Employees full credit under any 401(k), paid time off or service award policies for prior service at the Company, as defined and recognized under Parent's benefit plans and consistent with applicable human resources policies, for purposes of eligibility, vesting and determination of the level of benefits under Parent's 401(k) plan, vacation, time off and service award programs or policies for prior service at the Company; provided that such credit does not result in a duplication of benefits, compensation, incentive or otherwise. Notwithstanding the foregoing, in no event shall any Continuing Employee be eligible to accrue or earn more than thirty (30) days per year of combined time off through Parent's personal time off and vacation plans. Parent agrees to cause each of the welfare plans of the Surviving Corporation or appropriate Subsidiary of Parent that provides coverage to a Continuing Employee to (a) waive any preexisting conditions, waiting periods and actively at work requirements under such plans (except to the extent that such conditions, waiting periods and requirements exist under the Company's existing benefit plans), and (b) cause such plans to honor any expenses incurred by Continuing Employees and their beneficiaries under similar Company employee plans during the portion of the calendar year prior to the Closing Date for purposes of satisfying applicable deductibles.

        Section 7.08.    Company Indenture.

        Parent agrees to take such commercially reasonable actions as are reasonably requested by the Company to effect Section 2.02(d) above, including without limitation the execution of a supplemental indenture to the Company Indenture effective as of the Effective Time pursuant to which Parent will, at its option, assume or guarantee the payment of principal and interest on the Company Convertible Notes.

        Section 7.09.    Parent Transactions.

        Between the date hereof and the later of the Effective Time or the date on which this Agreement is terminated in accordance with the provisions of Section 10 hereof, Parent shall not, directly or indirectly, enter into any agreement to make any acquisition or acquisitions of one or more Third Parties in a transaction or a series of transactions in which the consideration payable by Parent, individually or in the aggregate, exceeds $25 million (including the assumption of debt), whether by way of any tender or exchange offer, merger, consolidation, share exchange, business combination, purchase of all or substantially all of such Third Party's assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger, other than the transactions contemplated by this Agreement and other than any Takeover Proposal.

        Section 7.10.    Severance Plan.

        In the event Parent or the Surviving Corporation terminates the employment of any Continuing Employee without Cause (defined in Schedule 7.10 of the Parent Disclosure Letter) within twelve months after the Closing Date, Parent shall pay to such terminated Continuing Employee the severance set forth on Schedule 7.10 of the Parent Disclosure Letter.

        Section 7.11.    Corporate Governance.

        Parent agrees to take all actions as are reasonably necessary to cause the number of its directors to be increased by two persons and to offer Thomas G. Hudson and one other current member of the Company's Board of Directors to be appointed to fill such vacancies on Parent's Board of Directors no later than the Effective Time. Parent will offer Thomas G. Hudson a senior executive role at Parent reporting to and advising Parent's Chief Executive Officer, with such senior executive role to commence at the Effective Time.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

        Section 8.01.    Efforts to Close.

        (a)   Subject to the terms and conditions of this Agreement, the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (the "Notification and Report Form") as promptly as practicable and use their commercially reasonable best efforts to (i) file the Notification and Report Form within fifteen (15) Business Days of the date of this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In connection with all filings made under the HSR Act, each of Parent and the Company shall in good faith reasonably cooperate and consult with each other.

        (c)   In furtherance and not in limitation of the foregoing, if applicable, each of Parent and the Company shall make any appropriate filings pursuant to the applicable foreign antitrust laws, rules and regulations ("Foreign Antitrust Laws") with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and use their commercially reasonable best efforts to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Foreign Antitrust Laws, and (ii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Foreign Antitrust Laws as soon as practicable. In connection with all filings made under the Foreign Antitrust Laws, each of Parent and the Company shall in good faith reasonably cooperate and consult with each other.

        (d)   In furtherance and not in limitation of the foregoing, if applicable, each of Parent and the Company shall as promptly as practicable after the date hereof use their commercially reasonable best efforts to make any appropriate filings necessary to, and shall obtain approval of this Agreement, the Merger and the transactions contemplated by this Agreement by the Federal Communication Commission and the Public Utilities Commissions of any state in which such approval is required (the "CLEC Approvals"). In connection with all filings made in connection with CLEC Approvals, each of Parent and the Company shall in good faith reasonably cooperate and consult with each other

        (e)   Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or Affiliate thereof to (i) litigate or agree to litigate against any governmental entity or (ii) take or agree to take any Action of Divestiture (as defined below). For purposes of this Agreement, an "Action of Divestiture" shall mean (i) making proposals, executing or carrying out agreements or submitting to legal requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any legal requirement governing competition, monopolies or restrictive trade practices.

        Section 8.02.    Certain Filings.

        As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the stockholders of the Parent and the shareholders of the Company in connection shareholder's meeting of the Company and the stockholder's meeting of the Parent (the "Joint Proxy Statement"). Parent shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which shares of Parent Stock issued in connection with the Merger will be registered under the 1933 Act (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. Parent and the Company shall use their reasonable best efforts to respond to the comments of the SEC in connection with the Joint Proxy Statement and the Registration Statement, to furnish all information required to prepare the Joint Proxy Statement and the Registration Statement and to cause the Registration Statement to become effective as soon after such filing as practicable. The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Company's shareholders, and Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Joint Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. If at any time prior to the Effective Time any event relating to either the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, such party shall promptly inform the other party.

        Section 8.03.    Public Announcements.

        Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement prior to such consultation.

        Section 8.04.    Further Assurances.

        At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.05.    Access to Information.

        From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, each party hereto shall (i) give to the other, its respective counsel, financial advisors, auditors and other authorized representatives, reasonable access to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to the other, its respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information the other may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other in its investigation. Any investigation pursuant to this Section 8.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party hereto or its respective Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and its Subsidiaries hereunder.

        Section 8.06.    Notices of Certain Events.

        Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b)   any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

        Section 8.07.    Section 16(b) Approvals.

        Prior to the Effective Time, the Board of Directors or Compensation Committee thereof of Parent and the Company shall take all such actions as may be reasonably required pursuant to Rules 16b-3(d) and 16b-3(e) under the 1934 Act to exempt from the provisions of Section 16(b) of the 1934 Act (i) the conversion of shares of Company Stock into shares of Parent Stock, (ii) the conversion of Company Stock Options into Adjusted Options, (iii) the conversion of Company Stock Units into Adjusted Stock Units, (iv) the conversion of Company Restricted Stock into Adjusted Restricted Stock, and (v) the acquisition of shares of Parent Stock, Adjusted Options, Adjusted Stock Units and Adjusted Restricted Stock pursuant to the terms of this Agreement by officers and directors of the Company who may become officers or directors of Parent subject to the reporting requirements of Section 16(a) of the 1934 Act.

        Section 8.08.    Tax-free Reorganization.

        (a)   Prior to the Effective Time, each of Parent and the Company shall use all reasonable efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

        (b)   Each of Parent and the Company shall use all reasonable efforts to obtain the opinions referred to in Section 9.01(g).

ARTICLE 9
CONDITIONS TO THE MERGER

        Section 9.01.    Conditions to Obligations of Each Party.

        The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a)   this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with Minnesota Law, and the issuance of the shares of Parent Stock in the Merger shall have been approved by the stockholders of Parent in accordance with the Nasdaq National Market rules;

        (b)   there shall not have been any action taken, or any statute, rule, regulation, judgment, injunction, order or decree proposed, enacted, enforced, promulgated or issued, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Merger and other non-U.S. antitrust waiting periods, which would (i) prevent the consummation of the Merger or the transactions contemplated by this Agreement, or (ii) create a Material Adverse Effect on Parent, the Company or the Surviving Corporation;

        (c)   any waiting period under the HSR Act or material non-U.S. antitrust waiting periods relating to the Merger shall have expired or been terminated;

        (d)   the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e)   the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

        (f)    all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger, including, without limitation the CLEC Approvals, shall have been taken, made or obtained; provided, however, that any such actions or filings shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any governmental or regulatory authority of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental or regulatory authority; provided further, that the conditions set forth in this Section 9.01(f) shall be deemed satisfied with respect to the CLEC Approvals if the failure to obtain any such CLEC Approvals shall not constitute a material violation of law;

        (g)   the receipt by the Company of a written opinion from Leonard, Street and Deinard Professional Association and the receipt by Parent from Holland & Hart, LLP in form and substance reasonably satisfactory to each of them to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Parent revises the structure of the Merger in accordance with Section 2.01(b) and if, due to such revision, Section 368(a) of the Code would not be applicable, the opinions required by this Section 9.01(g) shall be to the effect that the transaction will be treated as a transfer to a controlled corporation qualifying under the provisions of Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits B and C hereto; provided, however, that if Parent revises the structure of the Merger in accordance with Section 2.01(b), the representations of officers of Parent and the Company relied upon by such counsel shall be in a form reasonably acceptable to Parent and the Company. Notwithstanding the foregoing, if counsel to either party does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party.

        Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.

        The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), disregarding any qualification as to materiality therein, with such exceptions as do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company at the Effective Time and (iii) Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect;

        (b)   there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) that otherwise, in the judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;

        (c)   Parent shall have received an opinion from Leonard, Street and Deinard Professional Association in form and substance reasonably satisfactory to Parent that this Agreement and the transactions contemplated hereby, including without limitation the Merger, will not contravene, conflict with, or result in any violation or breach of any provision of that certain Indenture dated as of February 20, 2002, between the Company and U.S. Bank National Association, as Trustee ("Company Indenture"), or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under the Company Indenture or cause or permit the holders of the Company Convertible Notes to have the right to require the Company or Parent to repurchase or purchase, as the case may be, any Company Convertible Notes or otherwise have the right to receive any cash payment in connection therewith.

        (d)   the consent or approval of the Persons listed in Section 9.02(d) of the Company Disclosure Letter shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company;

        (e)   there shall not have been, or the occurrence of any events which could reasonably be expect to have, a Material Adverse Effect on the Company; and

        (f)    Parent shall have received the opinion of Credit Suisse First Boston LLC, financial advisor to Parent, and such opinion shall not have been withdrawn and shall be in full force and effect.

        Section 9.03.    Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a)   (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), disregarding any qualification as to materiality therein, with such exceptions as do not, individually or in the aggregate, constitute a Material Adverse Effect on Parent at the Effective Time and (iii) the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect; and

        (b)   there shall not have been, or the occurrence of any events which could reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE 10
TERMINATION

        Section 10.01.    Termination.

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders and/or stockholders of the Company and/or Parent):

        (a)   by mutual written agreement of the Company and Parent;

        (b)   by either the Company or Parent, if:

          (i)  the Merger has not been consummated on or before the date that is 180 calendar days from the date of this Agreement (the "End Date"); provided that the End Date shall automatically be extended (the "Extension") by the time period which is the greater of the number of days which is equal to the greater of (i) the number of days which elapse from the date on which the Joint Proxy Statement and the Registration Statement are filed with the SEC until the date on which the SEC clears the Joint Proxy Statement and declares the Registration Statement effective, less 45 days, or (ii) the number of days which elapse from the date on which each of the Company and Parent have filed a Notification and Report Form until the date on which the applicable waiting period under the HSR Act has expired or been terminated, less 30 days; provided, however, that in no event shall the Extension cause the End Date to be extended beyond the date that is 240 calendar days from the date of this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

          (ii)  (A) there shall be any action taken, or any statute, rule, or regulation enacted, enforced, promulgated or issued, by any government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Merger and other non-U.S. antitrust waiting periods, which would, prevent the consummation of the Merger or the transactions contemplated by this Agreement, or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger or the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (iii)  this Agreement shall not have been approved and adopted in accordance with Minnesota Law by the Company's shareholders at the Company Shareholder Meeting (or any adjournment thereof);

          (iv)  the issuance of shares of Parent Stock in the Merger shall not have been approved in accordance with the rules of the Nasdaq National Market by Parent's stockholders at the Parent Stockholder Meeting (or any adjournment thereof); or

          (v)  the United States Department of Justice or the Federal Trade Commission issues Requests for Additional Information and Documentary Materials (Second Requests) under the HSR Act to Parent and the Company and thereafter the staff of the Department of Justice or the Federal Trade Commission notifies Parent or the Company that the staff intends to recommend that the consummation or legality of the transaction be challenged in a judicial or administrative proceeding.

        (c)   by Parent, if

          (i)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied within 30 days from the date such breach or failure occurred;

          (ii)  the Company shall have breached its obligations under Sections 6.02 and 6.03; or

          (iii)  the Board of Directors of the Company shall have failed to make or have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to reaffirm its approval or recommendation of this Agreement on the Merger within five (5) Business Days after a request by Parent to do so, or shall have approved or recommended an alternative Acquisition Proposal; provided that the Company shall remain obligated to pay any amounts due pursuant to Section 11.04(b) and 11.04(d) in accordance with the terms, and at the times, specified therein.

        (d)   by the Company, if

          (i)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied within 30 days from the date such breach or failure occurred;

          (ii)  Parent shall have breached its obligations under Section 7.05; or

          (iii)  the Board of Directors of Parent shall have failed to make or withdrawn, or modified in a manner adverse to the Company, its approval or recommendation of the issuance of shares of Parent Stock in connection with the Merger, or shall have failed to reaffirm its approval or recommendation of such issuance within five (5) Business Days after a request by the Company to do so, or shall have failed to call the Parent Stockholder Meeting in accordance with Section 7.05; provided that Parent shall remain obligated to pay any amounts due pursuant to Section 11.04(c) in accordance with the terms specified herein.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        Section 10.02.    Effect of Termination.

        If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02, Article 11 of this Agreement and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

        Section 11.01.    Notices.

        All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent or Merger Subsidiary, to:

    McDATA Corporation
    380 Interlocken Crescent
    Broomfield, Colorado 80021
    Attention: Thomas O. McGimpsey
                      Vice President and General Counsel
    Facsimile No.: (720) 558-4747

        with a copy to:

    Hensley Kim & Edgington, LLC
    1660 Lincoln Street
    Suite 3050
    Denver, Colorado 80264
    Attention: Darren R. Hensley, Esq.
    Facsimile No.: (720) 377-0777

        if to the Company, to:

    Computer Network Technology Corporation
    6000 Nathan Lane North
    Plymouth MN 55442
    Attention: Chief Financial Officer
    Facsimile No.: (763) 268 6810

        with a copy to:

    Leonard, Street and Deinard Professional Association
    150 South Fifth Street
    Suite 2300
    Minneapolis, MN 55402
    Attention: Morris M. Sherman, Esq.
    Facsimile No.: (612) 335-1657

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 11.02.    Survival of Representations and Warranties.

        The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 2.04(e), 7.04 and 7.06.

        Section 11.03.    Amendments and Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 11.04.    Expenses.

        (a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that (i) Parent shall pay all filing fees in connection with compliance with Section 8.01(b) above, and (ii) Parent and the Company shall equally divide costs and expenses incurred in connection with compliance with Section 8.01(c) and (d) above.

        (b)   If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Company Payment Event or, if, pursuant to (ii) below, within two Business Days following such Company Payment Event, a fee of $11 million, which shall be reduced by any amount paid or payable by the Company under Section 11.04(d).

        "Company Payment Event" means (i) the termination of this Agreement pursuant to 10.01(c)(ii) or Section 10.01(c)(iii) or (ii) the termination of this Agreement pursuant to Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(i), where, prior to such termination, an Acquisition Proposal for the Company or any of its Subsidiaries was made, and within 12 months after the date of such termination, the Company or any of its Subsidiaries consummates, or executes documentation providing for, any Acquisition Proposal.

        (c)   If a Parent Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds), simultaneously with the occurrence of such Parent Payment Event, a fee of $11 million, which shall be reduced by any amount paid or payable by Parent under Section 11.04(e).

        "Parent Payment Event" means the termination of this Agreement pursuant to Sections 10.01(d)(iii) where, prior to such termination, a Takeover Proposal was made, and within 12 months after the date of such termination, the Parent or any of its Subsidiaries consummates, or executes documentation providing for, such Takeover Proposal that was made prior to the termination of this Agreement. "Takeover Proposal" means any inquiry, offer or proposal for any of the following transactions that was made subsequent to the date of this Agreement: (A) a merger, consolidation or business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or (B) a sale or other disposition by Parent of assets representing in excess of 50% of the aggregate fair market value of Parent's business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Parent.

        (d)   Upon any termination of this Agreement pursuant to Section 10.01(c)(i) or (ii), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of the reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions. Nothing contained in this Section 11.04(d) shall limit or preclude Parent or Merger Subsidiary from pursuing any other available remedies it may have against the Company.

        (e)   Upon any termination of this Agreement pursuant to Section 10.01(d)(i) or (ii), Parent shall reimburse the Company and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of the reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby. Nothing contained in this Section 11.04(e) shall limit or preclude the Company from pursuing any other available remedies it may have against Parent.

        (f)    Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amount due pursuant to this Section 11.04, it shall also pay any costs and expenses incurred any other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount.

        Section 11.05.    Binding Effect; Benefit; Assignment.

        (a)   The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder.

        Section 11.06.    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such state.

        Section 11.07.    Jurisdiction.

        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

        Section 11.08.    WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.09.    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and may be by facsimile transmission. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

        Section 11.10.    Entire Agreement.

        This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

        Section 11.11.    Captions.

        The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        Section 11.12.    Severability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13.    Specific Performance.

        The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

*    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPUTER NETWORK TECHNOLOGY CORPORATION
By:	/s/ GREGORY T. BARNUM
Name: Gregory T. Barnum
Title: Chief Financial Officer
MCDATA CORPORATION
By:	/s/ JOHN A. KELLEY, JR.
Name: John A. Kelley, Jr.
Title: Chairman, President and CEO
CONDOR ACQUISITION, INC.
By:	/s/ THOMAS O. MCGIMPSEY
Name: Thomas O. McGimpsey
Title: President

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AGREEMENT AND PLAN OF MERGER dated as of January 17, 2005 among COMPUTER NETWORK TECHNOLOGY CORPORATION, MCDATA CORPORATION and CONDOR ACQUISITION, INC.
TABLE OF CONTENTS1
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE MERGER
ARTICLE 3 THE SURVIVING CORPORATION
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE 6 COVENANTS OF THE COMPANY
ARTICLE 7 COVENANTS OF PARENT
ARTICLE 8 COVENANTS OF PARENT AND THE COMPANY
ARTICLE 9 CONDITIONS TO THE MERGER
ARTICLE 10 TERMINATION
ARTICLE 11 MISCELLANEOUS